Exhibit 99.1

            THE MAY DEPARTMENT STORES COMPANY EXTENDS EXCHANGE OFFER

ST. LOUIS, Dec. 15, 2004 - The May Department Stores Company [NYSE: MAY] announced today that it is extending until 5:00 p.m., New York City time, on Dec. 17, 2004, unless further extended, the expiration date of its offer to exchange $400 million in aggregate principal amount of its 3.95% Notes due July 15, 2007, $600 million in aggregate principal amount of its 4.80% Notes due July 15, 2009, $500 million in aggregate principal amount of its 5.75% Notes due July 15, 2014, $300 million in aggregate principal amount of its 6.65% Debentures due July 15, 2024, and $400 million in aggregate principal amount of its 6.70% Debentures due July 15, 2034, for a like principal amount of its 3.95% Notes due July 15, 2007, its 4.80% Notes due July 15, 2009, its 5.75%
Notes due July 15, 2014, its 6.65% Debentures due July 15, 2024, and its 6.70% Debentures due July 15, 2034, which have been registered under the Securities Act of 1933, as amended.

As of 5:00 p.m., New York City time, on Dec. 14, 2004, the original expiration date of the exchange offer, approximately $399.5 million in aggregate principal amount of its 3.95% Notes due July 15, 2007, $585.6 million principal amount of its 4.80% Notes due July 15, 2009, $499.8 million principal amount of its 5.75% Notes due July 15, 2014, $300 million principal amount of its 6.65% Debentures due July 15, 2024, and $393 million principal amount of its 6.70% Debentures due July 15, 2034, had been tendered in the exchange offer. These amounts represent approximately 99% of the outstanding securities.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. All other terms, provisions and conditions contained in the exchange offer will remain in full force and effect. J.P. Morgan Trust Company, National Association, has been appointed as exchange agent for the exchange offer. Requests for assistance or documents should be directed to J.P. Morgan Trust Company at 1-800-275-2048.